--------
 FORM 3
--------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Hastings, Patricia      Gilliam           Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)               AquaPro Corportion                 (Month/Day/Year)
     (Last)     (First)     (Middle)              7/30/97                ----------------------------------           N/A
     4307 Central Pike                     ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
     Hermitage      TN         37076          Person (Voluntary)           x   Director          10% Owner      applicable line)
--------------------------------------            62-1598919             -----            -----                x    Form filed by
      (City)      (State)      (Zip)       ----------------------------    x   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                         Vice President, Secretary, General  -----  More than One
                                                                           Counsel                                  Reporting Person
                                                                         ----------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
(1) Common Stock                                 95,998                               D
------------------------------------------------------------------------------------------------------------------------------------
(2) Common Stock grants*                         12,000                               D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                   Date       Expira-                    Amount or                  (D) or
                                   Exercis-   tion          Title        Number                     Indirect (I)
                                   able       Date                       of Shares                  (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------
(3) Common stock options           3/31/1995  3/31/2002   Common stock      12,000    $6.25                D
------------------------------------------------------------------------------------------------------------------------------------
(4) Common stock options           3/31/1996  3/31/2003   Common stock      12,000    $6.25                D
------------------------------------------------------------------------------------------------------------------------------------
(5) Common stock options           3/31/1997  3/31/2004   Common stock      12,000    $6.25                D
------------------------------------------------------------------------------------------------------------------------------------
(6) Series A Preferred Stock right 7/13/1997 10/21/1997   Preferred stock    1,720    $9.50                D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
*(2) Subject to two years vesting--6,000 shares vest in 1998, and 6,000 in 1999.
                                                                                /s/ Patricia G. Hastings              9/26/97
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (8/96)

                                                     (Print or Type Responses)